The following principal investment strategies for Environment and Alternative Energy Portfolio took effect July 1, 2010:

The fund invests primarily in companies engaged in business activities related to alternative and renewable energy, energy efficiency, pollution control, water infrastructure, waste and recycling technologies, or other environmental support services. The fund normally invests at least 80% of its assets in securities of companies principally engaged in these activities.

These companies may include, for example, companies involved in alternative and renewable energy such as solar, wind, biofuels, hydropower, or geothermal power; energy efficiency and energy conservation products and services such as energy efficient home or building design and insulation, including heating and cooling, lighting, or appliances, as well as fuel efficient vehicles such as hybrid and electric cars; pollution reduction and prevention activities to control emissions; water infrastructure related to water distribution, water purification, the collection, treatment, or reclamation of wastewater, and other water storage and maintenance; and waste management and recycling activities such as the transportation, treatment, and disposal of hazardous or other wastes, transforming waste into energy and other recycling, and sanitation or filtration equipment or services.